Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Ekso Bionics 401(k) Plan, of our reports dated February 28, 2019 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of internal control over financial reporting, each appearing in the Annual Report on Form 10-K of Ekso Bionics Holdings, Inc. for the year ended December 31, 2018.

/s/ OUM & CO. LLP

San Francisco, California
February 12, 2020